Exhibit 21

Subsidiaries of the Company

Columbia Laboratories (Bermuda) Ltd.

Juniper Pharmaceuticals (France) SARL

Juniper Pharmaceuticals (UK) Limited

Juniper Pharma Services Limited (UK)